Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into by and between Keryx Biopharmaceuticals, Inc. (“Company”) and Gregory P. Madison (“Executive”).

WHEREAS, Executive’s employment with Company, Executive’s membership on Company’s Board of Directors (the “Board”) and any committees thereof, and any of Executive’s other roles with Company, ended on April 27, 2018 (the “Separation Date”);

WHEREAS, the Executive and Company desire to enter into a formal Agreement to memorialize the terms and conditions of Executive’s separation from Company;

WHEREAS, this Agreement shall become effective on the eighth (8th) day after the day on which Executive signs below (such 8th day is referred to herein as the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.    Separation of Employment.

(a)    Executive’s employment with Company shall end on the Separation Date as defined above. Executive represents and warrants that he resigned as a member of the Board and any committees thereof effective as of the Separation Date, and that he has promptly transitioned his duties and responsibilities as a Company officer pursuant to Company’s request and direction. Following the Separation Date, Executive shall not be and shall not represent himself as an employee, agent or Board member of Company.

(b)    To the extent not theretofore paid or provided, Company shall pay or provide to Executive the following (together the “Accrued Obligations”): (i) Executive’s Base Salary through the Separation Date; (ii) any annual bonus, pro-rated as necessary, earned by Executive for the fiscal year immediately prior to the year in which the Separation Date occurs, if any; (iii) any accrued but unused vacation pay; and (iv) any other amounts or benefits required to be paid or provided or which Executive is entitled to receive under any plan, program, policy or practice or contract or agreement of Company and its affiliated companies.

(c)    Following the Separation Date, Executive’s coverage under Company’s Directors and Officers Liability Insurance Policy shall continue pursuant to such Policy’s terms and conditions.

2.    Separation Benefit. In exchange for the mutual promises set forth in this Agreement, Company agrees to provide Executive with the following payments and benefits (together, the “Separation Benefit”):

(a)    Company shall pay to Executive twelve (12) months of severance pay based on Executive’s Base Salary as of the Separation Date. The foregoing severance pay shall be paid in equal installments over the 12-month severance period in accordance with Company’s usual payroll schedule, commencing on the Effective Date.

(b)    Company shall pay to Executive a severance bonus in the amount of $116,500.00, i.e., an amount equal to a portion of the Target Annual Bonus as defined in Executive’s employment agreement with Company dated March 10, 2015 (as amended, the “Employment Agreement”), pro-rated based on the period of Executive’s employment in the terminal year of employment through the Separation Date. The foregoing severance bonus shall be paid in one lump sum payment, within sixty (60) days following the Effective Date.

(c)    For a period of up to twelve (12) months following the Separation Date, Executive and where applicable, Executive’s spouse and eligible dependents, shall continue to be eligible to receive health and medical coverage under Company’s health and medical plans in accordance with the terms of the applicable plan documents; provided, that in order to receive such continued coverage at such rates, Executive shall be required to pay the applicable premiums to the plan provider, and Company shall reimburse Executive, within sixty (60) days following the date such monthly premium payment is due, an amount equal to the monthly COBRA (or, as applicable, other) premium payment, less tax withholdings (“COBRA Benefits”). Notwithstanding the above, if Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law, Company in lieu thereof shall provide to Executive a taxable lump sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health and medical coverage on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage).

(d)    To the extent applicable, the terms and conditions of Company’s 2013 Incentive Plan (the “Stock Plan”) and any agreements executed by Executive pursuant thereto (the “Stock Agreements”) are expressly incorporated by reference herein and shall survive the signing of this Agreement. Without limiting the foregoing, subject to the terms and conditions of the Stock Plan and Stock Agreements, Executive and Company agree that the Stock Agreements are hereby amended, effective as of the Effective Date of this Agreement, and without any further action by Company, Company’s Board or appropriate committee thereof (which has already approved the following modification), Company’s stockholders or you, as follows:

(i)    (A) Subject to the terms and conditions of the Stock Plan and Stock Agreements, Executive shall become vested in any outstanding time-based stock options granted to Executive by Company prior to the Separation Date that would have vested under the Stock Plan and Stock Agreements in the twelve (12) month period following the Separation Date, with the vesting of such stock options to occur during the twelve (12) month period following the Separation Date on the same schedule as would apply had Executive remained engaged as an employee through such twelve (12) month time period and otherwise met applicable eligibility requirements under the Stock Plan and Stock Agreements; and (B) Any vested portion of stock options granted to Executive by Company (for clarity, including the stock options described in subsection (A)) shall remain exercisable by Executive for a period of twelve (12) months following the Separation Date or, if earlier, the normal expiration date of such stock options (i.e., the latest date on which any such stock options shall be exercisable shall be April 27, 2019).

(ii)    Subject to the terms and conditions of the Stock Plan and Stock Agreements, Executive shall become vested in any outstanding time-based shares of restricted stock granted to Executive by Company prior to the Separation Date that would have vested under the Stock Plan and Stock Agreements in the twelve (12) month period following the Separation Date, with the vesting of such time-based shares of restricted stock to occur during the twelve (12) month period following the Separation Date on the same schedule as would apply had Executive remained engaged as an employee through such twelve (12) month time period and otherwise met applicable eligibility requirements under the Stock Plan and Stock Agreements.

(iii)    Any shares of restricted stock subject to the Market Share Milestone described in the Employment Agreement shall remain outstanding for a period of twelve (12) months following the Separation Date, and to the extent that the Market Share Milestone is achieved during such twelve-month period, the shares of restricted stock subject to the Market Share Milestone shall vest and become non-forfeitable pursuant to the Plan and the applicable Restricted Stock Agreement.

(iv)    Subject to the terms and conditions of the Stock Plan and the May 25, 2016 “FDA Milestone” Stock Option Agreement between Executive and Company (the “FDA Milestone Stock Option Agreement”), Executive shall become vested in outstanding stock options granted to Executive by Company prior to the Separation Date that would have vested under the Stock Plan and FDA Milestone Stock Option Agreement in the twelve (12) month period following the Separation Date (i.e., 227,500 stock options scheduled to vest in November 2018), with the vesting of such stock options to occur during the twelve (12) month period following the Separation Date on the same schedule as would apply had Executive remained engaged as an employee through such twelve (12) month time period and otherwise met applicable eligibility requirements under the Stock Plan and FDA Milestone Stock Option Agreement; and (B) Any vested portion of stock options granted to Executive by Company (for clarity, including the stock options described in subsection (A)) shall remain exercisable by Executive for a period of twelve (12) months following the Separation Date or, if earlier, the normal expiration date of such stock options (i.e., the latest date on which any such stock options shall be exercisable shall be April 27, 2019).

(v)    Any unvested portion of stock options and any shares of restricted stock and other equity incentives outstanding and/or unvested as of the Separation Date (other than as specifically referenced in Section 2(d)(i), (ii), (iii) and (iv) above) shall immediately lapse and be forfeited without consideration as of the Separation Date.

(vi)    Other than as specifically provided for herein, following the Separation Date there shall be no acceleration of vesting of unvested stock options or unvested shares of restricted stock under the Stock Plan or Stock Agreements, and no acceleration of vesting of any unvested portion of the stock options described in Section 2(d)(i) and 2(d)(iv) or unvested portion of the shares of restricted stock described in Sections 2(d)(ii) and 2(d)(iii) under the Stock Plan or Stock Agreements, whether pursuant to a Change in Control (as defined in the Stock Plan or Stock Agreements) or otherwise. For clarity, in the event of the consummation of a Change in Control (as defined in the Stock Plan) within the twelve (12) months following the Separation Date, Executive shall receive only those stock options and shares of restricted stock vested to that point, with no additional acceleration of unvested options or unvested shares of restricted stock under the Stock Plan or Stock Agreements. To the extent that any provision of this Section 2(d)(vi) conflicts with any provision of the Stock Plan (including but not limited to Section 14.6 of the Stock Plan), the provisions of this Section 2(d)(vi) shall govern.

(vii)    Executive acknowledges and agrees that, other than as described herein, following the Separation Date: (A) Executive has no right to acquire any additional equity or other interest in Company and shall not in the future have any right to acquire any additional equity or other interest in Company; and (B) Executive shall not have any right to vest in any stock, stock option or restricted stock under any Company equity, stock or stock option plan or program (of whatever name or kind) that Executive may have participated in or was eligible to participate in during Executive’s employment with Company.

(e)    Company shall provide Executive with outplacement services, at Company’s cost and through an outplacement service provider retained by Company, through the earlier of six (6) months following the Effective Date or Executive obtaining new employment with another entity or organization (including self-employment). Such outplacement services shall commence within sixty (60) days of the Effective Date or they shall be deemed waived. Executive shall be contacted by the outplacement service provider retained by Company with information about the services for which Executive is eligible. Outplacement services shall be provided in a manner consistent with the requirements of Section 409A of the Internal Revenue Code (as described more fully in Section 11).

Executive acknowledges and agrees that the Separation Benefit is not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties. Executive further acknowledges that except for the Separation Benefit and the Accrued Obligations, Executive is not now and shall not in the future be entitled to any other compensation from Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, stock, stock options, equity, or any other form of compensation or benefit.

3.    Ongoing Covenants; Return of Property. Executive expressly acknowledges and agrees that Executive shall adhere to the provisions of Section 12 (“Restrictions on Conduct of Executive”, including but not limited to the Restrictive Covenants contained and defined therein), Section 13 (“Invention Assignment”), and Section 14 (“Return of Materials”) of the Employment Agreement, which are expressly incorporated by reference herein and shall survive the signing of this Agreement. Executive further acknowledges and agrees that Executive shall abide by any and all Company policies and applicable common law and statutory obligations relating to the protection of Company’s trade secrets and confidential and proprietary information.

4.    Confidentiality. Information relating to the negotiation of this Agreement and the terms of this Agreement, shall be held confidential by Executive and shall not be publicized or disclosed to: (a) any person, other than an immediate family member, legal counsel or financial advisor who agrees to be bound by these confidentiality obligations); (ii) any business entity; or (iii) any government agency, except as mandated and permitted by state or federal law. This section shall not prohibit or limit either party from participating in an investigation with a state or federal agency if requested by the agency to do so, or prohibit either party from disclosing the terms of this Agreement as necessary and appropriate pursuant to legal requirements and standard recordkeeping and accounting practices.

5.    Non-Disparagement. Executive shall not make any statements that are professionally or personally disparaging about Company (including its officers, directors, employees and consultants), including any statements that disparage any person, product, service, finances, financial condition, or capability of Company.

6.    Cooperation. Following the Separation Date, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations under this section at the request of Company. If Executive is entitled to be paid or reimbursed for any expenses under this section, then the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred.

7.    Release of Claims.

(a)    Release. Executive hereby agrees and acknowledges that by signing this Agreement and accepting the Separation Benefit, and for other good and valuable consideration provided for in this Agreement, Executive is waiving and releasing Executive’s right to assert any form of legal claim against Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Executive’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, Executive specifically waives and releases Company from any waivable claim arising from or related to Executive’s employment relationship with Company through the Separation Date including, without limitation: (i) Claims under any Massachusetts or other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, fair employment practices, wages, hours or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any similar Massachusetts or other state or federal statute, regulation or executive order (as amended) relating to or other terms and conditions of employment. Please note that this section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay; (ii) Claims under any Massachusetts or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iii) any other Claim arising under other state or federal law.

1/	For purposes of this section, “Company” means Keryx Biopharmaceuticals, Inc. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

(b)    Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not: (i) release Company from any obligation expressly set forth in this Agreement; (ii) waive or release any legal claims which Executive may not waive or release by law, including obligations under workers’ compensation laws; (iii) prohibit Executive from challenging the validity of this release under federal law; or (iv) prohibit Executive from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency. Executive’s waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to Executive with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit Company’s right to seek immediate dismissal of such charge or complaint on the basis that Executive’s signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to Executive under this Agreement in the event Executive’s successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c)    Acknowledgement. Executive acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the Separation Benefit provided to Executive under the terms of this Agreement.

8.    ADEA/OWBPA Review and Revocation Period. Executive and Company acknowledge that Executive has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is Company’s desire and intent to make certain that Executive fully understands the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, Executive has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, Company also is providing Executive with twenty one (21) days from the Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to Chair, Board of Directors, Keryx Biopharmaceuticals, Inc., One Marina Park Drive, Twelfth Floor, Boston, MA 02210. Executive may rescind Executive’s assent to this Agreement if, within seven (7) days after Executive signs this Agreement, Executive delivers by hand or send by mail (certified, return receipt and postmarked within such seven-day period) a notice of rescission to Chair, Board of Directors at Company at the above-referenced address.

9.    Material Breach. A breach of any of Sections 3, 4, 5, 6 or 7 of this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any Separation Benefit paid to Executive hereunder.

10.    Successors and Assigns. This Agreement is personal to Executive and shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. Company may assign this Agreement without the consent of Executive. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.

11.    Code Section 409A.

(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)    Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or the Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Company, including this Agreement.

12.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

(b)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Gregory P. Madison
10 Deerfield Drive
Milton, MA 02186

If to Company:	Keryx Biopharmaceuticals, Inc.
One Marina Park Drive
12th Floor
Boston, MA 02210
Attention: Chair, Board of Directors

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Withholding. Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    Waivers. Executive’s or Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)    Entire Agreement. This Agreement and the agreements and/or the agreement sections explicitly referenced as surviving herein (including the 2013 Incentive Plan, the Stock Agreements, and Sections 12, 13 and 14 of the Employment Agreement), contain the entire agreement between Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, shall supersede any other agreement between the parties with respect to the subject matter hereof.

(i)    Arbitration. In the event that a dispute arises between the parties regarding the formation, interpretation and/or the terms and conditions of this Agreement and/or if there arises any other claim or legal dispute between the parties with respect to Executive’s employment or the termination thereof (the “Dispute”), the complaining party shall submit the Dispute in writing to the other party for resolution. If the Dispute is not resolved between the parties within thirty (30) days of the date the Dispute is submitted in writing to the other party, the complaining party must make a demand for final and binding arbitration in Boston, MA before an arbitrator pursuant to the Employment Arbitration Rules of the American Arbitration Association in effect at the time of the Dispute (the “AAA Rules”) if the complaining party wishes to pursue the Dispute (“Demand for Arbitration”). Provided, however, that the foregoing shall not preclude Company from immediately seeking injunctive or other equitable relief in a court of competent jurisdiction in connection with Executive’s breach or threatened breach of the provisions set forth in Section 12, 13 or 14 of the Employment Agreement. The parties expressly understand that by agreeing to this arbitration provision, they are agreeing to waive any rights to a civil action and/or jury trial regarding any Disputes between them. The parties shall share all costs, filing fees, and administrative fees for the arbitration equally as they come due; the parties shall be responsible for their own attorneys’ fees, witness fees, and travel costs. The arbitrator shall have the authority to rule on any and all issues properly presented in the Demand for Arbitration and/or pursuant to the AAA Rules and may award any and all relief provided under applicable law. The arbitrator’s award may be enforced, vacated, modified or corrected as set forth in the Federal Arbitration Act, 9 U.S.C § 1 et seq. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C § 1 et seq., as amended, and the applicable rules of the American Arbitration Association set forth in this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of Executive, Company and their respective permitted successors and assigns.

(j)    Counterparts; Scanned Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. A counterpart executed and delivered by PDF or facsimile shall be sufficient for the Agreement to become effective.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

GREGORY P. MADISON	KERYX BIOPHARMACEUTICALS, INC.

By:

/s/ Gregory Madison	/s/ Kevin Cameron
Signed Name	Name

Gregory Madison	Chair, Compensation Committee
Printed Name	Title

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